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                      FOURTH AMENDMENT TO CUSTODIAN AGREEMENT

     This Fourth Amendment to Custodian Agreement ("Amendment") is made as of 6th day of May, 1997 by and between STI Trust & Investment Operations, Inc. ("Customer") and The Bank of New York ("Custodian").

                                W I T N E S S E T H

     WHEREAS, Customer and Custodian have previously entered into that certain Custodian Agreement originally dated as of May 9, 1995 and as amended on May 29, 1996, August 20, 1996 and October 10, 1996 (the "Custodian Agreement"), and Customer and Custodian now wish to include an additional new account to be subject to the terms of the Custodian Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Customer and Custodian agree as follows:

1. AMENDMENT TO INCLUDE NEW ACCOUNT. The Custodian Agreement is hereby amended to include the account listed below.

          I)   STI Classic International Equity Index Fund

     IN WITNESS WHEREOF, each party has caused this Amendment to be executed on its behalf by its duly authorized officers as of the date first above written. All other terms of the Custodian Agreement remain in place.

CUSTOMER:                                               CUSTODIAN:

STI Trust & Investment Operations, Inc.           The Bank of New York

By: /s/ William Wingfield                   By: /s/ Stephen E. Grunston
    -----------------------------               -----------------------------
     Name: William Wingfield                Name: Stephen E. Grunston
           ----------------------                 ---------------------------
     Title: Senior Vice President           Title: Vice President
            ---------------------                  --------------------------

ATTEST:                                ATTEST:


/s/                                    /s/
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